Exhibit 10.31
COMMUTATION AND RELEASE AGREEMENT
     This Commutation and Release Agreement is made effective as of September 29, 2006 (hereinafter the “Commutation Date”) by and between Clearwater Insurance Company (formerly known as Odyssey Reinsurance Corporation and previously as Skandia America Reinsurance Corporation) (hereinafter the “Reinsured”) and nSpire Re Limited (formerly known as ORC Re Limited) (hereinafter the “Reinsurer”).
WITNESSETH
     WHEREAS, the Reinsured and the Reinsurer are parties to that certain Stop-Loss Reinsurance Agreement originally effective as of December 31, 1995, whereby the Reinsurer reinsured the Reinsured (the “Reinsurance Agreement”), a copy of which is attached hereto as Exhibit A; and
     WHEREAS, the Reinsurer made a cash payment to the Reinsured in the amount of Seventy-Eight Million Dollars ($78,000,000) under the Reinsurance Agreement in the first quarter of 2006; and
     WHEREAS, the parties desire to terminate any and all remaining obligations under the Reinsurance Agreement, and to fully and finally settle and commute all of their respective rights, privileges, duties, obligations and liabilities whether past, present or future and whether known or unknown under the Reinsurance Agreement and to fully and forever release and discharge one another with respect to the Reinsurance Agreement.
     NOW, THEREFORE, in consideration of the covenants set forth herein and the payment to be made hereunder, it is agreed between the Reinsured and the Reinsurer as follows:
1. Within seven (7) business days of the execution of this Commutation and Release Agreement by both the Reinsured and the Reinsurer, or otherwise as agreed between the parties, the Reinsurer shall pay to the Reinsured by check or wire an amount equal to

Sixty-Three Million Two Hundred Forty-One Thousand Four Hundred Eighty-Four Dollars ($63,241,484), as set forth in Exhibit B attached hereto, which amount, together with the payment received by the Reinsurer in the first quarter of 2006 (together, the “Commutation Amount”), constitutes the full consideration for this Commutation and Release Agreement.
2. The Reinsured shall accept the Commutation Amount as full and final settlement of any and all amounts claimed heretobefore or hereafter to be due from the Reinsurer to the Reinsured arising under or in respect of the Reinsurance Agreement.
3. Each of the parties hereto agrees that in consideration of payment of the Commutation Amount, they hereby release and discharge each other, their predecessors, parents, affiliates, subsidiaries, agents, officers, directors, employees, shareholders, policyholders, successors and assigns from any and all liabilities, including, but not limited to, all obligations, adjustments, executions, offsets, actions, causes of action, suits, debts, sums of money, accounts, reckonings, bonds, bills, covenants, contracts, controversies, agreements, promises, damages, judgments, claims, demands, duties, doings, omissions, costs, expenses and/or losses whatsoever, whether known or unknown, reported or unreported, and whether arising in the past, present or future, which each of them and their successors and assigns ever had, now have, or hereafter may have, whether grounded in law or equity, in contract or in tort, against the other by reason of any matter whatsoever arising out of the Reinsurance Agreement, it being the intention of the parties that this Commutation and Release Agreement shall operate as a full and final settlement and commutation of each of the parties’ past, present and future liabilities to each other under the Reinsurance Agreement.
4. Except as otherwise provided in this Commutation and Release Agreement, the Reinsured and the Reinsurer absolutely and unconditionally covenant and agree with each other, their respective successors and assigns, that after the Commutation Date and in consideration of the payment of the Commutation Amount, no party will hereafter for any reason whatsoever, demand, claim or file suit or initiate arbitration proceedings against the other in respect of any matters relating to or arising out of the Reinsurance

Agreement.
5. This Commutation and Release Agreement is the product of arm’s length negotiations and the terms of this Commutation and Release Agreement have been completely read and fully understood and voluntarily accepted by both the Reinsured and the Reinsurer.
6. The Reinsured and the Reinsurer each represents and warrants to the other that it is a corporation in good standing in its state or country of domicile; that it is fully authorized and empowered to execute and deliver this Commutation and Release Agreement; that the person executing this Commutation and Release Agreement is fully authorized to do so; that there are no pending conditions, agreements transactions, or negotiations to which either is a party that would render this Commutation and Release Agreement or any part hereof void, voidable or unenforceable; and that the Commutation and Release Agreement is enforceable against each party in accordance with its terms.
7. This Commutation and Release Agreement shall constitute the entire agreement between the parties as respects its subject matter. All previous discussions and negotiations between the parties concerning the subject matter of the Commutation and Release Agreement are merged into this Commutation and Release Agreement. This Commutation and Release Agreement may not be modified or amended, except by written instrument executed by each of the parties hereto.
8. It is hereby agreed that the parties, including but not limited to, their attorneys, agents, representatives and affiliates, will not disclose the terms of this Commutation and Release Agreement except (a) when necessary to perform the terms of this Commutation and Release Agreement, or (b) in response to lawful process. Notwithstanding the foregoing, nothing in this Section 8 shall restrict the ability of the parties to disclose the terms of this Commutation and Release Agreement to their respective parents, retrocessionaires, auditors, actuaries, regulatory entities or in connection with reports and statements that they may be required from time to time to file or submit to government agencies.

9. This Commutation and Release Agreement is intended to fully and finally resolve the rights and liabilities of the parties to this Commutation and Release Agreement under the Reinsurance Agreement and, except as expressly set forth herein, no party to this Commutation and Release Agreement shall seek to reopen or set aside this Commutation and Release Agreement on the grounds that in the future that party becomes aware of any mistake of law (including any such mistake arising as a result of a subsequent change of law) or a mistake of fact relating to this Commutation and Release Agreement or the Reinsurance Agreement upon which this Commutation and Release Agreement or the Reinsurance Agreement were entered into.
10. This Commutation and Release Agreement shall be interpreted under and governed by the laws of the State of Delaware, without regard to its choice of law rules.
11. This Commutation and Release Agreement may be signed in counterparts, each of which when so executed and delivered shall be considered an original, but such counterparts shall together constitute one and the same instrument and agreement.
     IN WITNESS WHEREOF, the parties have executed this Commutation and Release Agreement in duplicate, as of the day and year first written above.
Clearwater Insurance Company

BY:	/s/ R. Scott Donovan	WITNESS:	/s/ Mark A. Welshons

TITLE:	Executive Vice President

nSpire Re Limited

BY:	/s/ John Casey	WITNESS:	/s/ Peter Howley

TITLE:	President & COO

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